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                                                         EXHIBIT 2


                                 AMENDMENT NO. 1
                                 ----------------
                           TO STOCK PURCHASE AGREEMENT
                           ----------------------------


               THIS AMENDMENT NO. 1 ("Amendment No. 1"), dated as of September 19, 1996, to that certain Stock Purchase Agreement, dated as of June 18, 1996 (the "Agreement"), between Intek Diversified Corporation, a Delaware corporation ("Purchaser"), and Securicor Communications Limited, a corporation formed under the laws of England and Wales ("Seller"), a wholly-owned indirect subsidiary of Securicor plc and the sole shareholder of Securicor Radiocoms Limited, a corporation formed under the laws of England and Wales ("Radiocoms").


                              W I T N E S S E T H:
                              - - - - - - - - - -
               WHEREAS, Purchaser and Seller have entered into the Agreement providing for Seller to sell to Purchaser, and Purchaser to purchase from Seller, all of the ordinary shares, (pound)1.00 par value per share, deferred shares, (pound)1.00 par value per share and ordinary shares, $0.10 par value per share, of Radiocoms, for the purchase price and upon the terms and conditions set forth in the Agreement;

               WHEREAS, the consummation of the transactions contemplated by the Agreement is a condition precedent to, and is conditioned upon, the consummation of certain other transactions (the "Other Transactions") pursuant to that certain Sale of Assets and Trademark License Agreement, dated as of June 18, 1996 and as amended and restated as of the date hereof (as so amended and restated, the "Amended and Restated Midland Agreement"), by and among Purchaser, Midland International Corporation, a Delaware corporation and a wholly-owned indirect subsidiary of Simmonds Capital Limited, an Ontario corporation ("Simmonds"), and Simmonds;

               WHEREAS, Seller and Purchaser have determined that it is mutually beneficial to amend the Agreement to provide for the consummation of the Other Transactions prior to the consummation of the transactions contemplated by the Agreement (the "Transactions") and to make certain other changes as set forth therein, said amendment to be in accordance with the terms and subject to the conditions set forth in this Amendment No. 1; and

               WHEREAS, capitalized terms used in this Amendment No. 1 without definition herein shall be deemed to have the meanings ascribed to such terms in the Agreement.
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               NOW, THEREFORE, in consideration of the premises and the
     mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:


                                    ARTICLE I

               1.1. Wherever in the Agreement (a) the term "Agreement" appears it shall be deemed to refer to the Agreement as amended by this Amendment No. 1, (b) the term "Midland Agreement" appears it shall be deemed to refer to the Midland Agreement as amended and restated in the Amended and Restated Midland Agreement and (c) the term "Transactions" appears it shall be deemed to refer to the transactions contemplated under the Agreement and not the transactions contemplated under the Midland Agreement, which are referred to herein as "Other Transactions", except in the case of each of the foregoing where the context otherwise requires.

               1.2. Section 4.6(b) of the Agreement is hereby amended by deleting clause (ii) thereof in its entirety and such clause (ii) is replaced with the following:

               "(ii) for amendments to Seller's Schedule 13D filing with respect to Purchaser to reflect the execution of this Agreement (or any amendments hereto) and the consummation of the Transactions or the Other Transactions, and"

               1.3. Section 5.2(b) of the Agreement is hereby deleted in its entirety and is replaced with the following:

               "(b)  Assuming the accuracy of Seller's representation in
     Section 4.27, the affirmative vote of the holders of a majority of the outstanding shares of Purchaser Common Stock is the only vote of the holders of any class or series of Purchaser's capital stock (under applicable Law or otherwise) necessary to approve this Agreement, the issuance of the Purchaser Shares or the Transactions, and no vote of the holders of any class or series of Purchaser's capital stock (under applicable Law or otherwise) is necessary to approve the Midland Agreement or the Other Transactions."

               1.4. Section 5.11(d) of the Agreement is hereby deleted in its entirety and is replaced with the following:
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               "(d) Neither Purchaser nor any of its Subsidiaries has
     issued any equity securities or any securities convertible into or exchangeable for equity securities of Purchaser or any of its Subsidiaries, except for the issuance of 2,500,000 shares of Purchaser Common Stock in connection with the consummation of the Other Transactions and the issuance of the option contemplated by the Midland Agreement in respect of the capital stock of Midland USA, Inc. ("MUSA");"

               1.5. Section 5.11(g) of the Agreement is hereby deleted in its entirety and is replaced with the following:

               "(g) Neither Purchaser nor any of its Subsidiaries has entered into any transaction or Contract or conducted its business other than in the ordinary course consistent with past practice, except for the consummation of the Other Transactions and in connection with the Loan Agreement, dated the date hereof, by and between MUSA and Seller (the "Loan Agreement") and the documents thereunder to which MUSA or Purchaser is a party (the Loan Agreement and such loan documents are collectively referred to herein as the "Loan Documents");"

               1.6. Section 5.11(i) of the Agreement is hereby deleted in its entirety and is replaced with the following:

               "(i) Neither Purchaser nor any of its Subsidiaries has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to the Purchaser or any Affiliate or holder of 15% or more of the issued and outstanding capital stock of Purchaser, except in connection with the consummation of the Other Transactions;"

               1.7. Section 5.11(j) of the Agreement is hereby deleted in its entirety and is replaced with the following:

               "(j) neither Purchaser nor any of its Subsidiaries has mortgaged, pledged or subjected to any Lien any assets, or acquired any assets or sold, assigned, transferred, conveyed, leased otherwise disposed of any assets of Purchaser or its Subsidiaries, except in the ordinary course of business consistent with past practice and except in connection with the consummation of the Other Transactions or the execution, delivery and performance of the Loan Documents."

               1.8. Section 5.16(c) of the Agreement is hereby deleted in its entirety and is replaced with the following:


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               "(c)  Simultaneously with the execution of this Agreement,
     Purchaser has delivered to Seller a true, complete and correct copy of the Midland Agreement (including all exhibits and schedules thereto) as in effect on the date hereof and will deliver to Seller a true, complete and correct copy of any amendments to, or restatements of, the Midland Agreement (or any exhibits or schedules thereto). The Midland Agreement, as the same may be amended or restated from time to time, is valid and enforceable in accordance with its terms, subject to the Bankruptcy Exception. Each of the representations and warranties of Purchaser contained in the Midland Agreement, and to Purchaser's knowledge, each of the representations and warranties of Midland US contained therein, is true and correct in all material respects and will be true and correct in all material respects as of the date of the consummation of the Other Transactions. (i) Neither Purchaser nor, to the knowledge of Purchaser, Midland US, is in material breach of or in material default under the Midland Agreement,
     (ii) to the knowledge of Purchaser, there has not occurred any event which, after the giving of notice or the lapse of time or both, would constitute a material default under, or result in a material breach of, the Midland Agreement, (iii) no party to the Midland Agreement has given notice of or made a claim with respect to any material breach or material default thereunder, (iv) except as set forth in the Midland Agreement, none of the rights of Purchaser under the Midland Agreement will be subject to termination or modification as a result of the consummation of the transactions contemplated by this Agreement, and
     (v) except as set forth therein, no consent or approval of any third party is required under the Midland Agreement to the consummation of the transactions contemplated thereby or hereby."

               1.9. The prefatory clause of paragraph (b) of Section 6.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

               "(b) Prior to the Closing Date, except as otherwise expressly contemplated by this Agreement, or in connection with, or as a result of the consummation of the Other Transactions or the execution, delivery and performance of the Loan Documents, or with the prior unanimous written consent of the Committee (which consent shall not be unreasonably withheld), Seller shall cause Radiocoms and its Subsidiaries and to the extent that it is engaged in the Business, any Relevant Affiliate, not to and Purchaser shall not, and shall cause its Subsidiaries not to:"

               1.10. Section 6.4 of the Agreement is hereby amended by adding the words "and the Other Transactions" in the last sentence thereof, immediately following the word "Transactions".

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               1.11.  Section 7.1(c) of the Agreement is hereby deleted in its entirety and is replaced with the following:

               "(c) No Legal Proceedings shall have been instituted or threatened or claim or demand made against Seller, Radiocoms or Purchaser seeking to restrain or prohibit or to obtain damages with respect to the consummation of any of the Transactions or the Other Transactions and there shall not be in effect any Order by Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of any of the Transactions or the Other Transactions;"

               1.12. Section 7.1(e) of the Agreement is hereby deleted in its entirety and is replaced with the following:

               "(e) All approvals required to be obtained by Seller, Purchaser or Midland US from any Governmental Body with respect to any of the Transactions or the Other Transactions shall have been obtained;"

               1.13. Section 7.1(f) of the Agreement is hereby deleted in its entirety and is replaced with the following:

               "(f) The Purchaser Stockholders' Meeting shall have been duly convened and held, and Purchaser shall have obtained the requisite vote so as to authorize this Agreement, the Midland Agreement (if necessary) and the consummation of each of the Transactions and (if necessary) the Other Transactions;"


                                   ARTICLE II

               2.1. It is understood and agreed that the consummation of the Other Transactions prior to the consummation of the Transactions and the execution, delivery and performance by MUSA of the Loan Agreement and the execution, delivery and performance by MUSA and Purchaser of the Loan Documents thereunder to which each is a party will necessitate the updating of the Purchaser Disclosure Letter that was delivered by Purchaser to Seller in connection with the execution of the Agreement, as contemplated by Section 6.12 of the Agreement, and in some cases (as where the Agreement does not contemplate any exceptions being set forth in the Purchaser Disclosure Letter) will necessitate a further amendment to the Agreement to provide for the disclosure of information in the relevant section of the Purchaser Disclosure Letter. Purchaser agrees to update the Purchaser Disclosure Letter promptly following the execution of this
     Amendment No. 1 (and Purchaser and Seller agree promptly to enter into any further
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     amendment to the Agreement necessary to give effect thereto) and, in any event, shall deliver a complete, revised Purchaser Disclosure Letter to Seller within 20 Business Days following the date hereof (and Purchaser and Seller agree to execute and deliver any amendment to the Agreement required in connection therewith by such date). It is understood and agreed that, to the extent such revised Purchaser Disclosure Letter (or amendment) reflects (a) the addition of matters that were disclosed as of June 18, 1996 in the "Midland Disclosure Schedules" referred to in the Midland Agreement or matters resulting directly from the consummation of the Other Transactions prior to the consummation of the Transactions or (b) the transactions contemplated by the Loan Documents, no representations or warranties of Purchaser contained in the Agreement shall be deemed to be breached solely by such additions.

               2.2 It is understood and agreed that (a) the consummation of the Other Transactions on or after the date of this Amendment No. 1, on the terms and in the manner contemplated by the Amended and Restated Midland Agreement and (b) the consummation of the transactions contemplated by the Loan Documents on the terms and in the manner contemplated therein, shall not be deemed to violate any covenants or other obligations of Purchaser pursuant to Section 6.2 of the Agreement.

               2.3. Pursuant to the provisions of Section 6.8 of this Agreement, execution of this Agreement by Seller shall constitute the written consent of Seller to the Amended and Restated Midland Agreement.


                                   ARTICLE III

               3.1. Each of Purchaser and Seller hereby represents and warrants to the other that: (a) it has all requisite power, authority and legal capacity to execute and deliver this Amendment No. 1; (b) the execution and delivery of this Amendment No. 1 has been duly and validly authorized by its Board of Directors, and no other corporate proceedings on its part will be necessary to authorize this Amendment No. 1; and (c) assuming the due authorization, execution and delivery by the other party hereto, this Amendment No. 1 constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Bankruptcy Exception.

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                                   ARTICLE IV

               4.1. Except as expressly amended hereby, the Agreement shall remain in full force and effect from and after the execution of this Amendment No. 1.

               4.2. This Amendment No. 1 shall be governed by and construed in accordance with the Laws of the State of New York (without application of its principles of conflicts of Laws).

               4.3. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.



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               IN WITNESS WHEREOF, the parties hereto have caused this
     Amendment No. 1 to the Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                   INTEK DIVERSIFIED CORPORATION


                                   By:  /s/ Steven L. Wasserman
                                        -------------------------
                                        Name:  Steven L. Wasserman
                                        Title: Secretary

                                   SECURICOR COMMUNICATIONS LIMITED


                                   By:  /s/ M. Wilkinson
                                        -------------------------
                                        Name:  M. Wilkinson
                                        Title: Director




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